Exhibit 10.1

SEVERANCE AGREEMENT AND RELEASE OF ALL CLAIMS

This Severance Agreement and Release of All Claims (“Agreement”) is made by and between W & R Corporate LLC (“W&R” or “Company”) and Thomas W. Butch (“Employee”) (collectively, the “Parties”).

WHEREAS, the Parties to this Agreement recognize that W&R and/or various of the Company Affiliates referenced herein, have employed Employee as their Executive Vice President and Chief Marketing Officer; that Employee and W&R wish to end Employee’s employment relationship with W&R and all other associations with W&R and any Company Affiliates in an amicable and cooperative manner; that Employee agreed to enter into this Agreement in exchange for severance payments and other severance benefits as outlined in the Waddell & Reed, Inc. Severance Pay Plan (the “Severance Pay Plan”), which is incorporated herein by reference; that W&R has agreed to enter into this Agreement in exchange for certain releases and other considerations as detailed herein; and that without any admission as to fault, liability, or wrongdoing or as to the validity of the other party’s positions, the Parties to this Agreement desire to forever resolve and compromise any and all Claims, as defined herein, that Employee has, or may have, against Company, Waddell & Reed Financial, Inc., and each of those entities’ parents, subsidiaries, affiliates, and affiliated mutual funds, as well as all of those entities’ current or former insurers, directors, officers, fiduciaries, employees (in their representative and/or individual capacities), agents, successors, assigns, employee benefit plans, related corporations, and any and all other entities affiliated with or related to them (collectively, “Company Affiliates”).

NOW, THEREFORE, in consideration of the promises, agreements, and releases in this Agreement, Employee and W&R agree to resolve all issues and controversies that exist between them, including any future effects of the alleged acts, omissions, and events, as follows:

1.            In connection with Employee’s termination of employment and in exchange for the consideration provided by Employee under this Agreement, W&R agrees as follows, subject to other terms of this Agreement, including, but not limited to, this Agreement becoming effective as provided below:

(a)                               Employee’s employment shall end effective December 31, 2017 (the “Termination Date”).   Employee’s power and authority to act on behalf of Company or any Company Affiliates following November 17, 2017 is solely limited to that referenced in Paragraph 2(e) of this Agreement.

(b)                              Pursuant to Section IV.A (i)-(ii) of the Severance Pay Plan, Company will pay Employee the total amount of $436,153.68, less applicable deductions and withholdings (“Severance Pay”).  Severance Pay includes 36 weeks of Earnings as provided for in the Severance Pay Plan, plus an additional amount of health care severance pay under the Severance Pay Plan.  Employee shall receive Severance Pay in bi-weekly installments of $24,530.76, payable on regularly designated Company bi-weekly paydays beginning on the first or second regularly scheduled bi-weekly pay date occurring after the Effective Date of this Agreement and continuing until paid in full.  Severance Pay is not eligible compensation under the Waddell & Reed Financial, Inc. 401(k) and Thrift Plan or under the Waddell & Reed Financial, Inc. Retirement Income Plan.

(c)                               Upon approval by the Waddell & Reed Financial, Inc. Compensation Committee, 61,666 unvested shares of restricted stock awarded to Employee pursuant to provisions of the Waddell & Reed Financial, Inc. Restricted Stock Award Agreements (the “Restricted Stock Agreements”) Employee entered into with Waddell & Reed Financial, Inc. under the Waddell & Reed Financial, Inc. 1998 Stock Incentive Plan, as amended and restated, (the “Restricted Stock Awards”) shall be vested and all transfer restrictions thereon shall lapse upon the Effective Date of this Agreement, as defined herein (the “Restricted Stock Award Vesting”). Compensation associated with this vesting shall be treated as ordinary income, subject to applicable deductions and withholdings, and is not eligible compensation under the Waddell & Reed Financial, Inc. 401(k) and Thrift Plan or under the Waddell & Reed Financial, Inc. Retirement Income Plan.

(d)                              Employee’s ability to receive and/or participate in any Company or Company Affiliates provided compensation plan or benefit plan ceases as of the Termination Date or alternatively, where a plan exists, is subject to the terms and conditions in each Plan as summarized and described in the Summary of Benefits, attached hereto as Exhibit A and incorporated by reference. The Summary of Benefits, attached hereto as Exhibit A, is for summary purposes only.

(e)                               Employee’s entitlement to the unpaid payments and benefits provided by Company under this Agreement shall terminate if, and as of, the date Employee returns to employment with Company or any Company Affiliate.

(f)                                Company will also make available for Employee outplacement services commensurate with Employee’s position responsibilities as of the Termination Date through a provider of Company’s choice, which may be initiated by Employee following the Effective Date of this Agreement through contacting the Company’s Human Resources Department.  The service must commence within 90 days of the Effective Date of this Agreement and run continuously from the date Employee first contacts the Company’s Human Resources Department to initiate such services.

2.            In connection with Employee’s termination of employment and in exchange for the consideration provided by Company under this Agreement, Employee agrees as follows:

(a)                               The payments and benefits provided by Company under this Agreement are adequate consideration for Employee’s entering into this Agreement and are in excess of anything to which Employee is or may otherwise be entitled under existing policies or practices of Company.

(b)                              Upon the Effective Date of this Agreement, as defined herein, to the maximum extent permitted by law, and except as otherwise provided for within this Agreement, Employee, as of the Effective Date, RELEASES AND FOREVER DISCHARGES Company, the Company Affiliates, and all other parties mentioned in the WHEREAS clause of this Agreement (collectively, “Released Parties”), from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings, or liabilities of any kind or nature

(collectively, “Claims”), whether known or unknown, suspected or unsuspected, that Employee now holds or owns or has at any time held or owned against the Released Parties, through the Effective Date of this Agreement to the maximum extent permitted by contract or law. Employee acknowledges and agrees that the Claims released under this Agreement include any and all Claims Employee now holds or owns or has at any time held or owned against the Released Parties related to any and all contract or other Claims arising from or related to any employment-related or other association agreements entered into by Employee and any of the Released Parties, to the maximum extent permitted by law. Employee further acknowledges and agrees that this release of Claims specifically includes, but is not limited to, any and all contract claims; wage and hour claims; any and all claims for race, sex, national origin, religious, disability, or age discrimination, harassment, and/or retaliation under Title VII of the Civil Rights Act of 1964 (as amended), the Civil Rights Act of 1991, 42 U.S.C. §1981, the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. §621 et seq., the Americans with Disabilities Act (as amended), the Rehabilitation Act, the Genetic Information Nondiscrimination Act, the Kansas Act Against Discrimination, the Kansas Age Discrimination in Employment Act, the Kansas Wage Payment Act, the Kansas Minimum Wage and Maximum Hours Law, the Kansas Constitution, any and all applicable Missouri state civil rights, wage and hour, and employment laws (including but not limited to Missouri Human Rights Act, Mo. Rev. Stat. § 213.010 et seq., Missouri Equal Pay Act, Mo. Rev. Stat.      § 290.400 et seq., Missouri Wage Payment Act, Mo. Rev. Stat. § 290.010 et seq., Missouri Merchandising Practices Act., Mo. Rev. Stat. § 407.913 et seq.), any unlawful employment practices and anti-discrimination and anti-harassment laws, and any and all other statutes, regulations, and/or ordinances that address equal employment opportunity; any and all other statutory claims, including but not limited to claims under the Family Medical Leave Act, the Occupational Safety and Health Act, the Employment Retirement Income Security Act (as amended) (“ERISA”), the National Labor Relations Act, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), 42 U.S.C. § 1983, 42 U.S.C. § 1988, the Sarbanes-Oxley Act of 2002, the Internal Revenue Code of 1986; any and all common law claims; any and all whistleblowing claims; any and all tort claims, including but not limited to any and all claims for tortious interference with business expectancy, outrage, negligent infliction of emotional distress, defamation, retaliation, and/or wrongful discharge in violation of public policy; any and all public policy claims; any and all claims under any federal and/or state Constitution, any and all claims under any federal, state and/or local common law, and any and all claims under any Company and/or Company Affiliates policy or practice, including but not limited to any claims regarding bonus, health, stock incentive, retirement, and/or benefit plans of Company and/or Company Affiliates.

(c)                               The foregoing Release does not include any claims that cannot be released or waived by law, including but not limited to the right to file a charge or complaint with or participate in an investigation or proceeding conducted by Government Agencies, as defined herein; provided, however, that Employee is releasing and waiving the right to seek or accept any compensatory damages, back pay, front pay, or reinstatement remedies for Employee personally with respect to any and all Claims released in this Agreement. Nothing herein shall restrict Employee’s right to receive an award for information provided to the U.S. Securities and

Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934.

(d)                              Employee acknowledges that by executing this Agreement, Employee is waiving and releasing any and all legal rights and claims they may have under the ADEA and all other federal, state and local laws regarding age discrimination, whether those claims are currently known to Employee or hereafter discovered.  However, nothing in the foregoing is intended to limit or restrict Employee’s right to challenge the validity of this Agreement as to claims and rights asserted under the ADEA or Employee’s right to enforce the Agreement.

(e)                               Between November 17, 2017 and December 31, 2017 (referred to herein as the “Transition Period”), solely as requested by Waddell & Reed Financial, Inc.’s Chief Executive Officer, Employee shall assist in the transition of duties Employee performs and the transfer of knowledge Employee holds regarding Company and Company Affiliates business.  Employee agrees that, at all times during the Transition Period, Employee shall act in the best interests of Company and Company Affiliates and comply with applicable Company and/or Company Affiliates policies. Employee understands and agrees that Employee’s failure to cooperate fully and reasonably with all requested transition activities during the Transition Period and/or any material failure to act as required herein, all as determined by Company, shall operate as a revocation of the offer of compensation and benefits set forth in Paragraph 1 of this Agreement and may lead to the termination of his employment prior to December 31, 2017.

(f)                                Upon reasonable request by the Company, Employee will cooperate and participate in the investigation, prosecution, or defense of any matter involving Company, any matter involving any of the Company Affiliates, or any other matter that arose during Employee’s employment or other association, provided Company shall reimburse Employee for any reasonable travel and out-of-pocket expenses incurred in providing such participation at its request, the purpose of which reimbursement is to avoid cost to Employee and not to influence Employee’s participation.

(g)                               Employee expressly agrees that, effective as of the Termination Date, Employee has ceased providing services to Company and any Company Affiliates, and, except for compensation earned under applicable Company policies prior to the Termination Date and as otherwise explicitly provided for herein, Employee is not entitled to receive any compensation or benefit from Company or Company Affiliates. Employee expressly agrees that, except as otherwise provided in this Agreement and any relevant Exhibit(s) hereto (which are incorporated by reference herein), no additional payments or other consideration are appropriate or due to Employee any reason, and that Employee has received all compensation and leave due and owing to Employee relating to any employment or other relationship with Company, or any express or implied contract, including without limitation, all wages, commissions, bonuses, incentive pay, retention bonus, sick pay and vacation pay, and any form of leave from Company and/or any Company Affiliates. Unless specified otherwise in this Agreement, nothing in this Agreement shall interfere with Employee’s ability to receive, as applicable, all commissions or other compensation earned as of the Termination Date pursuant to Company or Company Affiliates’ revenue sharing, restricted stock dividend or other applicable compensation plans in accordance with the relevant plan documents or to receive benefits provided for under the terms of the Waddell & Reed Financial, Inc. 401(k) and Thrift Plan or the Waddell & Reed Financial, Inc. Retirement Income Plan, although Employee’s eligibility to make contributions to and/or accrue service and benefit credit under these plans shall cease as of the Termination Date or on an alternate date where specified in relevant plan documents.

(h)                              Employee received this Agreement and all Exhibits hereto on or about December 13, 2017. Employee acknowledges that Company advised/hereby advises Employee that he has at least twenty-one (21) days from the date Employee received this Agreement and the Exhibit(s) hereto to consider the terms of the Agreement (including all Exhibits). However, in no event may Employee sign this Agreement before the first calendar day following the Termination Date or after January 5, 2018.  Employee agrees that this is a reasonable period of time to consider whether to enter into this Agreement, and that Employee has had adequate opportunity to consider the terms of the Agreement and consider whether to enter into the Agreement.  Employee should return the signed Agreement to Company, ATTN: General Counsel’s Office, 6300 Lamar Avenue, Overland Park, Kansas 66202.  Employee further acknowledges that Company advised/hereby advises Employee that he may revoke his acceptance of this Agreement within seven (7) days of signing it (the “Revocation Period”) by providing written notice to the Company’s General Counsel’s Office, at 6300 Lamar Avenue, Overland Park, Kansas 66202. Employee may not revoke his acceptance of this Agreement after the Revocation Period closes. Employee further acknowledges that Employee has requested and received from Company any information that Employee believes is needed to make a knowing and voluntary release of all claims, including claims of age discrimination under the ADEA.  The Agreement will become effective and enforceable on the date of the last signature hereto (the “Effective Date”), but in no event will be deemed effective before the close of the Revocation Period. If Employee fails to execute this Agreement after the Termination Date and before January 5, 2018, then this Agreement and offers made in it are revoked.

(i)                                  Company advised/hereby advises Employee to consult with independent legal counsel before executing this Agreement, including but not limited to the RELEASE AND WAIVER OF CLAIMS in Paragraphs 2(b) - 2(d).

(j)                                  As of the Effective Date of this Agreement, and except as provided for in Paragraph 3, or otherwise in this Agreement, Employee agrees he (1) has not suffered a work-related injury not properly disclosed to Company; (2) has not knowingly exercised any actual or apparent authority by or on behalf of Company and/or any Company Affiliates that Employee has not specifically disclosed to Company in the course and scope of Employee’s duties; (3) has not knowingly entered into any agreements, whether written or otherwise, with any of Company or Company Affiliates’ employees (current and former) and/or third parties that could legally bind Company or any Company Affiliates; (4) has not knowingly engaged in any conduct that could be deemed counter to the Waddell & Reed Financial, Inc. Corporate Code of Business Conduct and Ethics for Directors and Employees or to any Code of Conduct applicable to the Company Division(s) in which Employee worked; and (5) subject to the rights outlined in

Paragraph 3, is not aware of any Company or Company Affiliates’ noncompliance with regulatory, administrative or other  legal obligation, including by any Company or Company Affiliates’ personnel, that has not already been reported.

(k)                              Employee acknowledges that, as a result of Employee’s employment relationship and other associations with Company and/or Company Affiliates, Employee acquired or may acquire Confidential Information, as defined herein, of a special and unique nature and value relating to Company and/or Company Affiliates’ matters. Except as otherwise provided for within this Agreement, Employee will not remove from Company or directly or indirectly communicate, divulge, or use, for any purpose, whether for Employee’s benefit, for the benefit of any third party, or otherwise, any confidential or proprietary information concerning Company business and/or Company Affiliates’ business known to or obtained by Employee in any capacity or role, including, but not limited to, Company and Company Affiliates’ operations, sales product processes, services, materials, policies, and the manner in which they are developed, marketed, and/or provided, marketing and value added materials, fee sharing arrangements and the nature of Company and/or Company Affiliates’ economic relationships with other firms or financial intermediaries, Company or Company Affiliates’ compensation schedules, information regarding Company or Company Affiliates’ personnel matters, policies and procedures, non-public Company business and/or financial information, information related to any internal investigation or auditing process, employee, contractor or associated persons lists, account lists, client lists, client account and contact information, proprietary products, proprietary commission information, proprietary supervisory information, Company or Company Affiliates’ research, agreements, systems, procedures, manuals, passwords, passcodes or similar mechanisms for gaining access to any computer, computer system, computer network, computer data, or any other electronic data storage device or any data contained therein, proprietary information, technology information, information regarding the nature of Company and Company Affiliates’ information technology systems and location of proprietary electronic data, strategic plans of Company and any Company Affiliates, software licenses granted to Company or Company Affiliates, authorization keys provided to Company or Company Affiliates, identity of W&R personnel, attorney-client privileged information, attorney work product-privileged information, and any and all such other information regarded as trade secrets and/or confidential and/or proprietary information by Company, by Company Affiliates, and/or under any applicable law, regulation, rule, and/or ethical guideline (collectively, “Confidential Information”).

(l)                                  To the extent Employee is compelled to disclose any Confidential Information, as defined herein, by a court of competent jurisdiction, then Employee agrees to give Company’s General Counsel’s Office as much notice as is reasonably practicable before such disclosure in the event Company wishes to intervene to protect its rights under this Agreement.

(m)                          Employee agrees as follows:

(1)                              Company and Company Affiliates’ relationships with their clients, employees, financial advisors, firms and financial intermediaries through which Company distributes its products, peer firms, business partners, vendors, and other business associations are among W&R’s most important assets, and that developing, maintaining, and continuing such relationships are among Company and Company Affiliates’ highest priorities. During the course of Employee’s employment, Company and/or Company Affiliates relied upon and paid Employee to access, work with, develop, and/or maintain such relationships.

(2)                              For a period of one year from November 17, 2017 (the “Restricted Period”), Employee will not directly or indirectly, whether for Employee’s benefit or for the benefit of a third party, recruit, solicit, hire, or induce, or attempt to recruit, solicit, hire, or induce  (1) anyone at that point employed by or associated with Company and/or any Company Affiliates to terminate their employment by, association with, or otherwise cease a relationship with, Company and/or any Company Affiliates or to provide services of any kind to any entity with which Employee is then affiliated and/or a competitor of Company and/or any Company Affiliates or (2) anyone who, at any time during the Restricted Period, was employed by or associated with Company and/or any Company Affiliates to provide services to or join in any capacity any entity with which Employee is then affiliated. Employee further agrees that during the Restricted Period, in the event any individual defined by this Paragraph approaches Employee about providing services to any entity with which Employee is then affiliated and/or to a competitor of Company and/or any Company Affiliates, Employee shall reject such approach and not hire, otherwise engage or supervise such individual.

(3)                              For a period of one year from November 17, 2017, Employee (1) will take no action to interfere with Company and/or Company Affiliates’ operation of business or management of personnel; (2) will not directly or indirectly divert, or take away, or attempt to divert, or take away, the business or patronage of any of the clients, accounts, business partners, or financial intermediaries, or prospective clients, customers, accounts, or financial intermediaries with whom Company and/or any Company Affiliates is in negotiations as of November 17, 2017; and (3) will not, as examined from an objective viewpoint, directly or indirectly, individually or in any capacity whatsoever, (i) induce or attempt to induce any of the firms or financial intermediaries through which Company distributes its products to terminate or modify the contractual or other relationship between Company and any such firm or (ii) otherwise interfere with any such contractual or other relationship; provided, however, that the Parties acknowledge and agree that nothing in this Paragraph will restrict Employee from soliciting in the normal course of business any person or entity for business, products, or services competitive with those offered by the Company and/or Company Affiliates to the extent such conduct is in compliance with the restrictions outlined herein.

(4)                              Employee represents and agrees that, as of the date of his signature on this Agreement, he has not engaged in any conduct that would violate Paragraphs 2(m)(1) – (3).

(n)                              Employee will not at any time use Confidential Information, as defined herein, to compete with Company and/or Company Affiliates, including but not limited to the use of Confidential Information in comparison to any products/services offered by any entity with which Employee is then affiliated, to the maximum extent allowed by law.

(o)                              Employee agrees not in any way at any time to defame or disparage Company, Company Affiliates, as defined herein, and specifically including Company and Company Affiliates’ employees and agents in their representative and individual capacities), or any Released Parties. Further, Employee agrees not to make or solicit any comments, statements, or the like to/from the media or to/from others, including claims against the entities, their agents, or representatives that may be considered derogatory or detrimental to the good name or business reputation of the Released Parties. Notwithstanding, Employee recognizes and agrees that nothing herein restricts his ability to engage in protected activity, as described herein.

(p)                              Employee agrees following November 20, 2017, Employee will no longer be authorized to access any of Company or Company Affiliates’ systems, including but not limited to Company or Company Affiliates’ computers, systems, email systems, applications, servers, workstations, operating systems, databases, accounting systems, network infrastructure, software, programs, and any documentation, data or property contained within or in connection with any network infrastructure or systems listed herein.  Employee agrees that any unauthorized attempt to access or any actual access of the network infrastructure, systems or data described herein following the termination of employment would be damaging to Company and/or Company Affiliates.

(q)                              Employee agrees not to participate voluntarily in or aid in or encourage any person or entity in connection with any lawsuit or other adversarial proceeding against Company or any Company Affiliates, to the maximum extent permitted by law.

(r)                                 To the extent Employee has not already done so, Employee shall, before the Effective Date of this Agreement, return all Company and/or Company Affiliates’ property in Employee’s possession or control, including but not limited to any Confidential Information, any Company and/or Company Affiliates  issued credit card, Company and/or Company Affiliates’ equipment, reports, client lists, training and supervisory manuals, documents, records, notebooks, computers, projectors, scanners, computer disks, cellular phones, tapes, electronic storage devices, and similar repositories of or documents containing any Confidential Information, including all existing copies, abstracts, and summaries thereof.

(s)                                To the extent Employee has not already done so, Employee agrees within thirty (30) days of the Termination Date, to submit any and all business expense reimbursement requests, including supporting documentation.  Employee shall be reimbursed for any reasonable, legitimate, outstanding business expenses in accordance with Company and/or Company Affiliates’ policies. Employee understands that expenses not timely and properly submitted in accordance with this Paragraph shall not be subject to reimbursement by Company.  Employee further agrees within thirty (30) days of the Termination Date to make payment for any outstanding personal expenses incurred on any Company or Company Affiliates issued credit card, and hereby represents that any and all such personal expenses have been paid as of the date the Employee has executed this Agreement.  If any personal expenses (or other pending debts) have not been paid as of the date Employee executes this Agreement, then Employee’s signature on this Agreement expressly authorizes Company to deduct any pending unpaid personal expenses or any other pending debts owed to Company or any Company Affiliates from the Severance Pay until paid in full.

(t)                                  Employee represents and warrants there are no existing or outstanding attorneys’ liens or other liens that are not extinguished or satisfied by the execution of this Agreement. Employee agrees to indemnify and hold harmless Company and/or any Company Affiliates, for any liability in connection with such liens.

(u)                              In accordance with applicable law, nothing herein shall restrict Employee from, or expose Employee to criminal or civil liability under federal or state trade secret law for, (i) directly or indirectly sharing, in confidence, without notice to Company, any information regarded by Company or any Company Affiliate as trade secrets (except information protected by Company or Company Affiliates attorney-client or work product privilege), with an attorney or with any federal, state, or local government agencies or officials, for the purpose of investigating or reporting a suspected violation of law, (ii) disclosing trade secrets in a complaint or other document filed in a lawsuit or other proceedings, provided that the filing is made under seal, or (iii) in connection with any retaliation lawsuit filed by Employee for reporting a suspected violation of law, disclosing trade secrets to Employee’s attorney or using trade secrets in the retaliation court proceeding, provided that documents containing trade secrets are filed under seal and trade secrets are not otherwise disclosed except pursuant to court order.

3.                                    Nothing in this Agreement is intended to limit, restrict or interfere with Employee’s ability to file a charge or complaint with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, Inc. (“FINRA”), the Equal Employment Opportunity Commission, or any other federal, state or local governmental or law enforcement agency, commission or self-regulatory organization (“Government Agencies”).  Moreover, nothing in this Agreement is intended to limit, restrict or interfere with Employee’s right to engage in any protected activity, including but not limited to communicating with, providing (without notice to Company) documentation or information to, testifying before, or otherwise participating in any investigation or proceeding conducted by or held before Government Agencies and nothing herein is intended to restrict Employee’s ability to participate in concerted activity under the National Labor Relations Act. Moreover, nothing herein shall restrict Employee’s right to receive an award for information provided to the U.S. Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934.

4.                                    The Parties further agree as follows:

(a)                               Unless specified herein, this Agreement (including Exhibit(s) hereto) constitutes the entire agreement between Employee and Company with respect to the matters contemplated hereby.  No modification or waiver of any provision of this Agreement will be valid unless in writing and signed by Employee and

Company.  Further, in entering into this Agreement, the Parties did not rely on any promise or agreement not included in this Agreement.

(b)                              Nothing herein shall impact Employee, Company and/or Company Affiliates’ rights under the Indemnification Agreement entered into between Employee and Waddell & Reed Financial, Inc. as of November 13, 2009 and any coverage Employee may continue to have under Company’s or Company Affiliates’ Directors and Officers insurance policies.

(c)                               This Agreement is severable. If any provision of this Agreement, other than Paragraph 2(b), is declared unenforceable, void, invalid, or voidable, then the Parties intend that the validity, legality, and enforceability of the remaining provision of this Agreement shall in no way be affected or impaired, and the remaining provision of this Agreement shall remain valid and enforceable as written, to the fullest extent permitted by law.

(d)                              Unless otherwise preempted by federal law, and where permitted by applicable law, this Agreement shall be construed in accordance with the laws of the State of Kansas, regardless of any conflict of laws provision.

(e)                               In consideration of the payments, benefits, and releases outlined in this Agreement, and to the maximum extent permitted by applicable law, the Parties agree to arbitrate any dispute, claim or controversy that may arise between Employee and Company and/or any Company Affiliates arising out of this Agreement or Employee’s employment or other association with Company.

(1)                              Unless otherwise mandated by FINRA, any arbitration initiated herein shall be held pursuant to the JAMS Employment Arbitration Rules & Procedures (and no other rules), which are currently available at http://www.jamsadr.com/rules-employment-arbitration, but shall not be administered by JAMS unless (i) expressly agreed to by the Parties, and/or (ii) the Parties are unable to reach an agreement as to arbitrator selection.

(2)                              Notwithstanding, and to the extent permitted by applicable law, any party may file an action in a court of competent jurisdiction for the sole and limited purpose of seeking temporary injunctive relief.  A party initiating such temporary injunctive relief pursuant to this Paragraph must also simultaneously initiate an arbitration seeking permanent injunctive relief in accordance with Paragraph 4(e).  Such arbitration action shall be stayed pending completion of the temporary injunctive relief proceedings.  Any decision rendered by a court of competent jurisdiction granting or denying temporary injunctive relief is binding on all parties and shall also be recognized and given full force and effect in the arbitration proceedings.

(3)                              The Parties further agree that any binding arbitration award rendered may be entered as a judgment in any court of competent jurisdiction.

(4)                              To the maximum extent permitted by applicable law, all claims brought under this binding arbitration agreement shall be brought in the individual capacity of Employee or the Company.  This binding arbitration agreement shall not be construed to allow or permit the consolidation or joinder of other claims or controversies involving any other employees or associated persons, or permit such claims or controversies to proceed as a class action, collective action, or any similar representative action.  By signing this agreement, the Parties expressly waive any substantive or procedural rights that they may have to bring an action on a class, collective, representative or other similar basis.  Likewise, any arbitrator selected by the Parties hereto is without authority or jurisdiction to arbitrate a dispute as a class, collective, or representative action; however, all issues concerning enforceability of this provision will be decided by the arbitrator in accordance with applicable law, as will any claim heard pursuant to this Paragraph.  In the event that a class, collective, or representative action is filed in court, the Parties agree that this Agreement regarding the arbitration of individual claims may be enforced.

(5)                              If for any reason this provision is declared unenforceable regarding any dispute arising out of or related to this Agreement or Employee’s employment or association with the Company, to the maximum extent permitted by applicable law, the Parties expressly, knowingly, and voluntarily waive any right to a trial by jury on any such dispute, and further agree that any such action shall be brought in the federal or state courts situated in Kansas, regardless of the state of residence of any party to such action.  Through this waiver, the Parties agree that any trial in a court of law on any such dispute is to be a bench trial (i.e., determined exclusively and solely by the Court, not a jury).

(f)                                In the event of a breach of any provision of this Agreement by Employee, Company shall be entitled immediately to cease and terminate the performance of its obligations under this Agreement, as set out in Paragraph 1, without relieving Employee of the performance of Employee’s obligations under this Agreement, to the maximum extent permitted by applicable law.

(g)                               Neither the existence of this Agreement nor anything in this Agreement shall constitute an admission of any liability on the part of Company or any Company Affiliates, which expressly deny any and all such liability. Neither the existence of this Agreement nor anything contained in this Agreement shall be construed as rendering Employee a “prevailing party” for purposes of awarding attorneys’ fees.

(h)                              To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent that this Agreement constitutes a “nonqualified deferred compensation plan” as such term is defined in Code Section 409A, and this Agreement shall be construed and applied in a manner consistent with this intent. In this regard, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Any reimbursements under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A of the Code shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect Employee’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit. The payments and benefits payable to Employee under this Agreement shall be construed as exempt from Section 409A to the maximum possible extent. Except as described above, Company makes no representations regarding the taxation of the payments and benefits provided under this Agreement (and the manner in which such payments and benefits are reported to Employee or an appropriate taxing jurisdiction by Company is not intended to be such a representation) and in no event shall Company or any Company Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of the payments and benefits provided under this Agreement (including taxes, penalties, interest or other expenses resulting from non-compliance with Section 409A of the Internal Revenue Code or excise taxes imposed by Section 4999 of the Internal Revenue Code).

(i)                                  Company’s failure to exercise any of its rights under this Agreement with regard to a breach of this Agreement shall not be construed as a waiver of such breach, nor shall it prevent Company from later enforcing strict compliance with any and all promises in this Agreement.

(j)                                  This Agreement will be binding on and inure to the benefit of Employee and Employee’s heirs, administrators, representatives, executors, successors, and assigns, and will be binding on and inure to the benefit of Company, Company Affiliates, and those entities’ successors and assigns.

(k)                              This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute together one and the same Agreement.  Any party to this Agreement may execute this Agreement by signing any such counterpart.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year indicated below.

For Employee:

BY SIGNING BELOW, I SPECIFICALLY AGREE THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND EACH AND EVERY PROVISION OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO THE ARBITRATION PROVISION CONTAINED WITHIN IT, THAT I HAVE HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING ABOUT THIS AGREEMENT, THAT I AM COMPETENT TO MANAGE MY BUSINESS AND PERSONAL AFFAIRS, THAT I VOLUNTARILY AND KNOWINGLY ASSENT TO ALL THE TERMS AND CONDITIONS IN THIS AGREEMENT, AND THAT I AM VOLUNTARILY, FREELY AND KNOWINGLY EXECUTING IT WITHOUT ANY COERCION OR DURESS.

Date:	1/5/18	/s/ Thomas W. Butch
THOMAS W. BUTCH

For Company:

Date:	1/13/18	/s/ Philip J. Sanders
W & R CORPORATE LLC

EXHIBIT A

SEVERANCE PAY PLAN AGREEMENT AND RELEASE OF ALL CLAIMS

SUMMARY OF BENEFITS

This exhibit is provided for your convenience.  The information included in this exhibit is intended to summarize the impact of your termination of employment on your benefits under the Company and Company Affiliate benefit plans.  Every effort has been made to ensure that this information is accurate.  This exhibit is not meant to be a complete description of the plans, nor is it meant to interpret, extend or change the plan provisions or related contracts in any way.  If there is a conflict between this exhibit and the plans, the plan provisions control your right to benefits.  Copies of the plan documents are available upon request or on the Human Resources (“HR”) website (see https://hr.waddell.com/).

Vacation Days

Any unused 2017 vacation time will be paid on your last regular paycheck.

401(k) and Thrift Plan

If you participate in the Waddell & Reed Financial, Inc. 401(k) and Thrift Plan (the “401(k) Plan”), your eligibility to participate terminates on your Termination Date.  Additionally, Severance Pay and the Restricted Stock Award Vesting are not included in compensation under the 401(k) Plan.  A distribution packet will be mailed to you from the recordkeeper, BMO Retirement Services/One America, after your Termination Date. Distribution of your 401(k) Plan account will be made in accordance with the 401(k) Plan terms.  For questions concerning the 401(k) Plan, please see the summary plan description or contact the Waddell & Reed Benefits Department at Benefits@Waddell.com.

Pension Plan

If you participate in the Waddell & Reed Financial, Inc. Retirement Income Plan (the “Pension Plan”), your eligibility to accrue benefits terminated on September 30, 2017, the date the Pension Plan was frozen.  Additionally, Severance Pay and the Restricted Stock Award Vesting are not included in compensation under the Pension Plan.  You must be a participant and vested to receive a retirement benefit under the Pension Plan.  To become a participant you must complete one year of service.  To become vested you must complete 5 years of service or attain the age of 65 prior to terminating employment.  You may commence a reduced retirement benefit any time after the age of 55 if you have 10 years of service, otherwise you must wait to commence your retirement benefits until the age of 65.  If you are entitled to a Pension Plan benefit, you will receive more information after your Termination Date.  Distributions of Pension Plan benefits will be made in accordance with the Pension Plan.  For questions concerning the Pension Plan, please see the summary plan description or contact the Waddell & Reed Benefits Department at Benefits@Waddell.com.

Medical, Dental, and Vision

If you participate in the medical, dental or vision benefit programs, your coverage terminates on the last day of the month in which your Termination Date occurs.  You may elect to continue your coverage under COBRA.

COBRA:

A COBRA election notice and election form will be sent to you after you lose coverage.  We have outsourced COBRA administration to The Taben Group.  If you have any questions, you may contact the Taben Group at 800.675.7341 or by email at TabenCustomerService@taben.com.

Employee Assistance Program (EAP)

Your coverage under the EAP generally terminates on your Termination Date, unless you elect COBRA continuation coverage.  However, EAP benefits are currently available for free for up to 90 days after your Termination Date.

Wellness Plan (Vitality)

If you have Vitality Bucks in your Vitality account, redemption must be completed prior to your Termination Date.  Any wellness premium discount/incentive will be discontinued on your Termination Date.

Health Care Flexible Spending Account (FSA)

If you participate in the FSA, your participation in the FSA terminates on the last day of the month in which your Termination Date occurs.  However, if your FSA account is underspent when your coverage ends, you may elect COBRA continuation coverage for your FSA through the end of the calendar year in which your Termination Date occurs.  If you continue coverage through the end of the calendar year in which your Termination Date occurs, eligible expenses incurred during the grace period (i.e., January 1 through March 15 of the following calendar year) will also be eligible for reimbursement.  If you do not continue coverage only eligible expenses incurred through your coverage ending date will be eligible for reimbursement.  You will have until May 31 of the following calendar year to request reimbursement of eligible expenses from your FSA.  To review your account balance, please contact ASI Flex at 800-659-3035 or visit the ASI Flex website at www.asiflex.com.

Dependent Care Flexible Spending Account Program (DCAP)

If you participate in the DCAP, your participation in the DCAP terminates on the last day of the month in which your Termination Date occurs.  You may request reimbursement for eligible expenses incurred through the end of the calendar year in which your Termination Date occurs and during the grace period ending on March 15 of the following year.  You will have until May 31 of the following calendar year to request reimbursement of eligible expenses.  To review your account balance, please contact ASI Flex at 800-659-3035 or visit the ASI Flex website at www.asiflex.com.

Health Savings Account (HSA)

If you participate in the HSA, your participation in the HSA terminates on the last day of the month in which your Termination Date occurs.  After you lose eligibility to contribute to your HSA, you may continue to use your funds to pay for qualified medical expenses.  You may make new contributions to your HSA if you enroll in a high deductible health plan.  If you enroll in Medicare, you cannot contribute to your HSA.  For questions about your HSA, please contact UMB at 813.474.4472 or 866.520.4472 or visit their website at https://hsa.umb.com.

Transportation and Parking

If you participate in the transportation and parking benefits program, your participation in the program terminates on your Termination Date.  You must submit claims for reimbursement of qualified transportation expenses from your account within 45 days after your Termination Date.  Any remaining balance in your account will be forfeited after your Termination Date, subject to the reimbursement deadline.  To review your account balance, please contact ASI Flex at 800-659-3035 or visit the ASI Flex website at www.asiflex.com.

Life & Accidental Death and Dismemberment (AD&D)

Your coverage under the life and AD&D program terminates on your Termination Date.  You may continue your life insurance coverage, but not AD&D coverage, subject to the time limits and other requirements specified under the plan.  Therefore, if you would like to continue your coverage you should request to continue coverage as soon as possible after your Termination Date.  To continue your coverage contact The Hartford customer service at 877.320.0484 and reference the Waddell & Reed Group Policy #402833 or email the Waddell & Reed Benefits Department at Benefits@Waddell.com.

Long Term Disability (LTD)

If you participate in the LTD program, your coverage under the LTD program terminates on your Termination Date.  You may not continue LTD coverage.

Voluntary Insurance Programs

The voluntary insurance programs include the critical illness benefit program, long-term care benefit program, supplemental life benefit program and the supplemental LTD benefit program.  If you participate in the voluntary insurance programs, your coverage terminates on your Termination Date or as otherwise provided by your individual policy.  Payroll deductions for the voluntary insurance programs will continue through your last regular paycheck.  However, you may continue your coverage, subject to the time limits and other requirements specified under the program and your individual policy.  Therefore, if you would like to continue your coverage you should request to continue coverage as soon as possible after your Termination Date.  To continue your coverage contact the following providers, as applicable:

•                 For the Critical Illness Benefit Program contact Aflac customer service at 800.433.3036.

•                 For the Long-Term Care Benefit Program contact MetLife customer service at 800.929.1492 option 5.

•                 For the Supplemental Life Insurance Program contact Minnesota Life customer service at 866.293.6047.

•                 For the Supplemental LTD Benefit Program contact MetLife customer service at 800.929.1492 option 5.

If you wish to cancel any of the above mentioned benefits, you must submit a written cancellation request to Human Resources.